Exhibit 99.B(14)(ii)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Experts”, “Financial Highlights for the Acquired Fund”, and “Representations and Warranties of the Acquired Fund” in section 2(f) of Appendix A: Form of Agreement and Plan of Reorganization in the Registration Statement of Rivus Bond Fund and to the incorporation by reference of our report, dated September 11, 2009, on the financial statements and financial highlights of The Hartford Income Shares Fund, Inc. as of July 31, 2009 in the Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of Rivus Bond Fund.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

April 27, 2010